++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus Supplement is not complete and may be      +
+changed. We may not deliver these securities until a final prospectus         +
+supplement is delivered. This Prospectus Supplement and the accompanying      +
+Prospectus are not an offer to sell these securities and we are not           +
+soliciting offers to buy these securities in any state where the offer or     +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-60253


                   Subject to Completion, Dated July 14, 1999

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 19, 1998)
                                  $   ,000,000
[Dynegy Inc. Logo Appears Here]


                                  DYNEGY INC.

                         $     % Senior Notes due 200

                         $     % Senior Notes due 200


--------------------------------------------------------------------------------

This is a public offering by Dynegy Inc. of $    of    % Senior Notes due    ,
200  and $    of    % Senior Notes due     200  (collectively, the "Senior
Notes"). Interest is payable on each series of Senior Notes on      and      of
each year, beginning      1999. The Senior Notes are unsecured and
unsubordinated debt securities and are not subject to a sinking fund.

We can redeem the Senior Notes prior to maturity, in whole or in part, at a redemption price equal to the greater of the principal amount of the Senior Notes and the make-whole price described in this Prospectus Supplement. We will also pay accrued interest to the date of redemption. We do not intend to list the Senior Notes on any securities exchange.

The Senior Notes should be delivered on or about     , 1999 through the book
entry facilities of the Depository Trust Company.

                                                    Senior Notes   Senior Notes
                                                      Due 200        Due 200
                                                   -------------- --------------
                                                   Per Note Total Per Note Total
                                                   -------- ----- -------- -----
Public Offering Price.............................     %    $         %    $

Underwriting Discount.............................     %    $         %    $

Proceeds to Dynegy................................     %    $         %    $

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the attached Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Lehman Brothers
           ABN AMRO Incorporated
                       Banc of America Securities LLC
                                                           Chase Securities Inc.

July   , 1999

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than the date on the front cover of the document. We are not making an offer of these Senior Notes in any state where the offer is not permitted.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
The Company..............................................................   S-3

Recent Developments......................................................   S-3

Forward-Looking Statements...............................................   S-5

Use of Proceeds..........................................................   S-5

Ratios of Earnings to Fixed Charges......................................   S-6

Capitalization...........................................................   S-7

Description of Senior Notes..............................................   S-8

Underwriting.............................................................  S-10

Validity of Senior Notes.................................................  S-11

Experts..................................................................  S-11


                                   Prospectus

Available Information....................................................     2

Incorporation of Certain Documents by Reference..........................     2

Uncertainty of Forward-Looking Statements................................     3

The Company..............................................................     4

The Trust................................................................     4

Use of Proceeds..........................................................     6

Ratios of Earnings to Fixed Charges......................................     6

Description of Debt Securities...........................................     7

Description of the Preferred Securities..................................    20

Description of Trust Debentures..........................................    31

Description of Guarantee.................................................    39

Relationship Among the Preferred Securities, the Trust Debentures and the
 Guarantee...............................................................    41

Description of Common Stock and Preferred Stock..........................    43

Description of Securities Warrants.......................................    49

Plan of Distribution.....................................................    50

Validity of Securities...................................................    51

Experts..................................................................    51

                                  THE COMPANY

   Dynegy Inc. ("Dynegy") is a leading provider of energy products and services in North America and the United Kingdom. Products marketed by Dynegy's wholesale marketing operations include natural gas, electricity, coal, natural gas liquids, crude oil, liquid petroleum gas and related services. Dynegy's wholesale marketing operations are supported by ownership or control of an extensive asset base and transportation network that includes unregulated power generation, gas and liquids storage capacity, gas, power and liquids transportation capacity and gas gathering, processing and fractionation assets. The critical mass achieved through the combination of a large scale energy marketing operation with strategically located assets which augment Dynegy's marketing efforts affords Dynegy the ability to offer innovative, value-creating energy solutions to its customers.

   Dynegy is a holding company that conducts substantially all of its business through its subsidiaries. From inception of operations in 1984 until 1990, Natural Gas Clearinghouse ("Clearinghouse") limited its activities primarily to natural gas marketing. Starting in 1990, Clearinghouse began expanding its core business operations through acquisitions and strategic alliances resulting in the formation of a mid-stream energy asset business and the establishment of energy marketing operations in both Canada and the United Kingdom. Dynegy initiated electric power marketing operations in February 1994 in order to exploit opportunities created by the deregulation of the domestic electric power industry. Effective March 1, 1995, Clearinghouse and Trident NGL Holding, Inc. ("Holding"), a fully integrated natural gas liquids company, combined and Holding was renamed NGC Corporation ("NGC"). On August 31, 1996, NGC completed a strategic combination with Chevron U.S.A. Inc. and certain Chevron affiliates (collectively "Chevron") whereby substantially all of Chevron's mid-stream assets were merged with NGC ("Chevron Combination"). Effective July 1, 1997, NGC acquired Destec Energy, Inc., a leading independent power producer. In July 1998, we changed our name to Dynegy Inc. in order to reflect our evolution from a natural gas marketing company to an energy services company capable of meeting the growing demands and diverse challenges of the dynamic energy market of the 21st Century.

   Dynegy's principal executive office is located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, and the telephone number of that office is (713) 507-6400. Dynegy and its affiliates maintain marketing and/or regional offices in Atlanta, Georgia; Boston, Massachusetts; Calgary, Alberta; Chicago, Illinois; Dallas, Texas; Englewood, Colorado; London, England; Midland, Texas; Oklahoma City, Oklahoma; Pleasanton, California; Tampa, Florida; Tulsa, Oklahoma; and Washington D.C.

                              RECENT DEVELOPMENTS

   On June 14, 1999, Dynegy and Illinova Corporation ("Illinova") agreed to combine in a transaction in which each of Dynegy and Illinova will become wholly owned subsidiaries of a newly established parent company ("Newco"). Illinova, headquartered in Decatur, Illinois, is an energy services holding company with $6.8 billion in assets and annual revenues of $2.4 billion. Its subsidiaries include Illinois Power, an electric and natural gas utility; Illinova Generating, which invests in, develops and operates independent power projects worldwide; and Illinova Energy Partners, which markets energy and energy-related services in the United States and Canada.

   In the combination, Dynegy shareholders may elect to exchange each Dynegy share for 0.69 of a share of Newco stock, based on a fixed exchange ratio, or elect to receive $16.50 per share in cash consideration, subject to proration. Approximately 60% of the consideration received by Dynegy's shareholders will be Newco stock and 40% will be cash. In aggregate, the cash portion of the consideration will be approximately $1.06 billion. Each share of Illinova common stock will be converted into one share of Newco common stock. After the combination, former Dynegy shareholders will own approximately 51% of the outstanding shares of Newco stock.

   Each of Dynegy and Illinova will become separate wholly-owned subsidiaries of Newco as a result of the combination. The combination will not change Dynegy's assets or liabilities. The Senior Notes and Dynegy's other indebtedness will remain obligations of Dynegy.

   Dynegy has three large shareholders, Chevron and affiliates of NOVA Chemicals Corporation ("NOVA") and BG plc ("BG"). These shareholders collectively own approximately 77% of Dynegy's outstanding equity securities. Of these shareholders, NOVA and BG have agreed to elect to receive the maximum amount of cash possible, and Chevron has agreed to elect to receive only Newco stock. Because of the size of NOVA's and BG's ownership positions, some proration of the cash portion of the consideration is expected to occur. Chevron has also agreed to invest $200 to $240 million of new equity capital in Newco.

   The combination brings together Illinova, with strategically positioned generating facilities in the Midwest and a developing national energy services business, and Dynegy, one of the country's leading marketers of energy products and services. Both companies are leading independent power developers and producers. Upon closing, the combined company is expected to own more than 15,000 gross megawatts of domestic generating capacity representing one of the nation's most geographically diverse generating asset portfolios. In addition, Illinova's stable regulated natural gas and electric utility subsidiary with 650,000 customers and retail distribution expertise, coupled with Dynegy's position as one of the leading natural gas liquids companies in the United States, are expected to provide a broader spectrum of value opportunities.

   Consummation of the combination is subject to various conditions, including Illinova and Dynegy shareholder approval; the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act; the exemption of Chevron from regulation under the Public Utility Holding Company Act of 1935 as a result of Chevron's ownership of Newco stock; the receipt of necessary Federal Energy Regulatory Commission and Illinois Commerce Commission approvals; and the closing by Illinova of the sale of its Clinton nuclear facility (which is currently under contract for sale). The combination is expected to close by the end of the first quarter of 2000.

   The foregoing summary of the combination is qualified in its entirety by reference to the texts of the actual merger agreement and other documents that are filed as exhibits to Dynegy's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 1999.

                           FORWARD-LOOKING STATEMENTS

   This Prospectus Supplement and the documents incorporated by reference in this Prospectus Supplement contain various forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, words such as "anticipate," "estimate," "project," "forecast" and "expect" reflect forward-looking statements. Although Dynegy believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Dynegy's results of operations and financial condition are:

    . competitive practices in the industries in which Dynegy competes;

    . fluctuations in commodity prices for natural gas, electricity, natural gas liquids, crude oil or coal;

    . fluctuations in energy commodity prices which could not or have not been properly hedged or which are inconsistent with Dynegy's open position in its energy marketing activities;

    . operational and systems risks;

    . environmental liabilities which are not covered by indemnity or insurance;

    . software, hardware or third-party failures resulting from Year 2000 issues;

    . general economic and capital market conditions, including fluctuations in interest rates;

    . the impact of current and future laws and governmental regulations
      (particularly environmental regulations) affecting the energy industry in general, and Dynegy's operations in particular; and

    . uncertainties relating to the pending Illinova business combination.

                                USE OF PROCEEDS

   The net proceeds from the sale of the Senior Notes are estimated to be
approximately $    million, after deducting estimated underwriting discounts
and commissions and expenses associated with this offering. Dynegy intends to use such proceeds to reduce commercial paper borrowings. As of March 31, 1999, Dynegy had $635.7 million of commercial paper borrowings outstanding with an approximate weighted average interest rate of 5.03%.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth Dynegy's consolidated ratios of earnings to fixed charges for the periods shown:

                  Quarter Ended      Year Ended
                  March 31, 1999  December 31, 1998
                  --------------  -----------------
                      1.79              2.22

   For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges (excluding capitalized interest) less undistributed income from equity investees. Fixed charges consist of Dynegy's interest expense; amortization of deferred financing costs; interest capitalized during the year; and the portion of Dynegy's lease rental expense representative of the interest factor attributable to such leases.

   A statement setting forth the computation of the ratios of earnings to fixed charges for the year ended December 31, 1998 is filed as an exhibit to Dynegy's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this Prospectus Supplement.

                                 CAPITALIZATION

   The following table sets forth the short-term debt and capitalization of Dynegy as of March 31, 1999, on a historical basis and as adjusted to give effect to the issuance and sale of the Senior Notes offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                          March 31, 1999
                                                      -------------------------
                                                      Historical    As Adjusted
                                                      ----------    -----------
                                                          (in thousands)
Short-term debt (including current maturities)....... $  334,681(1) $
                                                      ==========    ==========
Long-term debt:
  Commercial paper................................... $  334,686    $
  Money market lines of credit.......................     30,000        30,000
  6 3/4% Senior Notes due December 15, 2005..........    150,000       150,000
  7 5/8% Senior Debentures due October 15, 2026......    175,000       175,000
  7 1/8% Senior Debentures due May 15, 2018..........    175,000       175,000
   % Senior Notes due              , 200 ............         --
   % Senior Notes due              , 200 ............         --
  Other..............................................    103,431       103,431
                                                      ----------    ----------
    Total long-term debt.............................    968,117
                                                      ----------    ----------
Guaranteed Preferred Beneficial Interests in
 Subordinated Deferrable Interest Debentures.........    200,000       200,000
Stockholders' equity:
  Preferred Stock, $0.01 par value, 50,000,000 shares
   authorized, 8,000,000 shares designated as Series
   A Participating Preferred Stock, 7,815,363 shares
   issued and outstanding............................     75,418        75,418
  Common Stock, $0.01 par value, 400,000,000 shares
   authorized, 154,086,298 shares issued.............      1,542         1,542
  Additional paid-in capital.........................    942,831       942,831
  Retained earnings..................................    159,393       159,393
  Less: treasury stock, at cost, 1,200,700 shares....    (17,585)      (17,585)
                                                      ----------    ----------
    Total stockholders' equity.......................  1,161,599     1,161,599
                                                      ----------    ----------
      Total capitalization........................... $2,329,716    $
                                                      ==========    ==========

--------
(1) Includes $301,029 of commercial paper.

                          DESCRIPTION OF SENIOR NOTES

   The following description of the particular terms of the Senior Notes offered by Dynegy pursuant to this Prospectus Supplement is intended to supplement, and to the extent inconsistent therewith to replace, the more general terms and provisions of the debt securities described in the accompanying Prospectus. Capitalized terms defined in the accompanying Prospectus have the same meanings when used herein.

General

   The summary contained in this Prospectus Supplement of certain provisions of the Indenture dated September 26, 1996, as amended and restated March 23, 1998 (the "Indenture") between Dynegy and The First National Bank of Chicago, as trustee (the "Trustee"), does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Senior Notes.

   The   % Senior Notes due      , 200  will be limited to $            total
principal amount. The   % Senior Notes due      , 200  will be limited to
$      total principal amount. Interest at the annual rate set forth on the
cover page of this Prospectus Supplement is to accrue from       , 1999 and is
to be payable semiannually on        and       , commencing       , 1999 to the
persons in whose names the Senior Notes are registered at the close of business
on the preceding        or       , respectively. All payments on the Senior
Notes will be made in U.S. dollars.

   The Senior Notes will be general unsecured obligations of Dynegy and will rank pari passu with Dynegy's existing and future unsecured and unsubordinated indebtedness.

   The Senior Notes will not be subject to any sinking fund.

Optional Redemption

   The Senior Notes of each series will be redeemable, at the option of Dynegy, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior notice mailed to the registered address of each holder of Senior Notes to be so redeemed, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes to be so redeemed plus accrued interest thereon to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal of the Senior Notes to be so redeemed and interest thereon discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve
30-day months), at the Treasury Rate (as defined herein) plus    basis points
in the case of the   % Senior Notes due 200 , and plus      basis points in the
case of the   % Senior Notes due 200 , plus accrued interest thereon to the date of redemption.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

   "Independent Investment Banker" means the Reference Treasury Dealer.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York time, on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means Lehman Brothers and its successors; provided, however, that if Lehman Brothers shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Dynegy shall substitute therefor another Primary Treasury Dealer.

   The discharge and defeasance provisions and the covenant provisions described in the accompanying Prospectus under "Description of Securities-- Provisions Applicable to Both Senior and Subordinated Debt Securities-- Defeasance," "--Consolidation, Merger and Sale of Assets" and "--Provisions Applicable Solely to Senior Debt Securities--Limitations on Liens" will apply to the Senior Notes.

Book-Entry Only System

   The Senior Notes will be issuable only as Registered Securities and will be represented by one certificate (the "Global Security") to be registered in the name of a nominee of DTC or any successor depository (the "Depository"). The Depository will maintain the Senior Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. See "Description of Securities--Global Securities" in the accompanying prospectus for additional information concerning the Global Security. In accordance with its normal procedures, the Depository will record the interests of each Depository participating firm ("Participant") in the Senior Notes, whether held for its own account or as a nominee for another person.

   So long as the nominee of the Depository is the registered owner of the Senior Notes, such nominee will be considered the sole owner or holder of the Senior Notes for all purposes under the Indenture and any applicable laws. Except as otherwise provided below, a beneficial owner of interests in the Senior Notes will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the Senior Notes under the Indenture. A beneficial owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the Senior Notes and the right to receive the proceeds therefrom, as well as interest, principal and premium (if any) payable in respect thereof. A beneficial owner's interest in the Senior Notes will be recorded, in integral multiples of $1,000, on the records of the Participant that maintains such beneficial owner's account for such purpose. In turn, the Participant's interest in such Senior Notes will be recorded, in integral multiples of $1,000, on the records of the Depository. Therefore, the beneficial owner must rely on the foregoing arrangements to evidence its interest in the Senior Notes. Beneficial ownership of the Senior Notes may be transferred only by compliance with the procedures of a beneficial owner's Participant (e.g., brokerage firm) and the Depository. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Senior Notes represented by the Global Security.

   All rights of ownership must be exercised through the Depository and the book-entry system, and notices that are to be given to registered owners by Dynegy or the Trustee will be given only to the Depository. It is expected that the Depository will forward the notices to the Participants who will in turn forward the notices to the beneficial owners. Neither Dynegy, the Trustee nor any Paying Agent or the registrar for the Senior Notes will have any responsibility or obligation to assure that any notices are forwarded by the Depository to any Participant or by any Participant to the beneficial owners.

   Payments of principal of and interest on the Senior Notes represented by the Global Security registered in the name of the Depository or its nominee will be made by Dynegy through the Paying Agent in immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Senior Notes represented by such Global Security.

   Dynegy has been advised that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of the Senior Notes represented by the Global Security, will credit immediately the accounts of the related Participants with payment in amounts proportionate to their respective beneficial interest in the Senior Notes represented by the Global Security as shown on the records of the Depository. Dynegy expects the payments by Participants to beneficial owners will be governed by standing customer instructions and customary practices. Such payments will be the responsibility of such Participants.

   DTC has advised Dynegy and the Underwriters that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.


   DTC was created to hold securities of Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities transactions through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

                                  UNDERWRITING

   The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") between Dynegy and the several Underwriters, to purchase the respective principal amount of Senior Notes set forth opposite their respective names below:

                                                        Principal    Principal
                                                        Amount of    Amount of
                                                             %            %
                                                       Senior Notes Senior Notes
                        Underwriters                     due 200      due 200
                        ------------                   ------------ ------------
      Lehman Brothers Inc.............................   $            $
      ABN AMRO Incorporated...........................
      Banc of America Securities LLC..................
      Chase Securities Inc............................
                                                         --------     --------
        Total.........................................   $            $
                                                         ========     ========

   The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Senior Notes are subject to certain conditions and that, if any Senior Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Senior Notes agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

   Dynegy has been advised by the Underwriters that they propose to offer the Senior Notes offered hereby initially at the public offering price set forth on the cover page of this prospectus supplement, and to certain selected dealers (who may include Underwriters) at such public offering price less a concession
not to exceed      % of the principal amount of the Senior Notes. The
Underwriters or such selected dealers may reallow a commission to certain other
dealers not to exceed      % of the principal amount of the Senior Notes. After
the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

   There is no public market for the Senior Notes, and Dynegy has no plans to list the Senior Notes on a securities exchange. Dynegy has been advised by each Underwriter that it presently intends to make a market in the Senior Notes; however, none of the Underwriters is obligated to do so. Any such market-making may be discontinued at any time, for any reason, without notice. If any of the Underwriters ceases to act as a market-maker for the Senior Notes for any reason, there can be no assurance that another firm or person will make a market in the Senior Notes. There can be no assurance that an active market for the Senior Notes will develop or, if a market does develop, at what prices the Senior Notes will trade.

   In connection with this offering and in compliance with applicable law, the Underwriters may sell more Senior Notes than the total amount shown on the list of Underwriters and participations which appears above. The Underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the Senior Notes at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Senior Notes or effecting purchases of the Senior Notes for the purpose of pegging, fixing or maintaining the price of the Senior Notes or for the purpose of reducing a syndicate short position created in connection with the offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if Lehman Brothers Inc. purchases Senior Notes in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Senior Notes in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

   Neither Dynegy nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither Dynegy nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Certain of the Underwriters and their respective affiliates have performed investment banking, financial advisory and lending services to Dynegy in the past for which they have received customary fees and compensation.

   Dynegy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of such liabilities.

                            VALIDITY OF SENIOR NOTES

   The validity of the Senior Notes will be passed upon for Dynegy by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the Senior Notes will be passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

   The audited consolidated financial statements and schedule of Dynegy and its subsidiaries, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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